Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

SUPPLEMENT DATED: May 14, 2008
(To term sheet dated April 30, 2008, product supplement
CURR-3, dated October 18, 2007, MTN prospectus
supplement, general prospectus supplement and prospectus,
each dated March 31, 2006) Supplement Number: 2999

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

97% Principal Protected Notes Linked to the

Value of an Indonesian, Russian, Malaysian and Philippine Currency Basket

as compared to the European Union Euro due May 7, 2010

(the “Notes”)

REOPENING OF EXISTING SERIES

    This supplement relates to the “re-opening”, or offering of additional securities of, the series of Merrill Lynch & Co., Inc. senior debt securities indicated below (the “Notes”). The Notes offered hereby are being distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

CUSIP: 59023V258

Date of term sheet related to the Notes (the “Related Term Sheet”): April 30, 2008

Principal amount of Notes currently outstanding: $40,750,000

The Notes Offered Hereby

Principal Amount: $410,000

Expected Settlement Date: May 14, 2008

Pricing Information

    Original Public Offering Price (per $10 unit): $10.00

    Proceeds to Issuer: $402,825

    Underwriting Discount: $0.175

Documentation

    You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-5 of the Related Term Sheet, pages PS-4-PS-7 of the accompanying product supplement no. CURR-3, and pages S-3 to S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

    You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Term Sheet dated April 30, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508104459/d424b3.htm

•	Product supplement CURR-3 dated October 18, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507221212/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

    Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Experts

    The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch and Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.